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                                                                  Exhibit 10.31

CORPORATE MANAGEMENT INCENTIVE PLAN


Background
The Company seeks to provide levels of management compensation that are competitive at expected levels of individual and Company performance. Competitiveness is defined as in keeping with the compensation of managers in comparable positions and who have similar qualifications. The comparison group for those managers is companies similar to the Company in industry and size. The Company believes that making a significant portion of total pay contingent on performance, or variable, is an effective overall approach. The Company believes in rewarding top performance with industry leading total compensation.


Objectives
 . Enable Gaylord to attract and retain high quality, results-oriented managers. . Provide a strong link between pay and performance.
 .  Establish quantifiable, measurable objectives which support the overall mission of the business.
 .  Recognize the cyclical nature of the business.


Participants
All individuals assigned to a Corporate function whose positions have been assessed above a specified salary grade are designated participants in the Plan. For fiscal year 1997, there are 47 participants which is typical of the past several years. All officers of the Company are included in this Plan with the exception of the Chairman and Chief Executive Officer.


A target incentive opportunity is established for each position based on the participant's opportunity to impact the Company results and to provide a competitive level of variable pay opportunity. Target incentive opportunities range from 15% to 50% of base salary.


Performance Management
The Plan is designed to ensure that incentive compensation varies in a consistent and predictable manner with the Company's operating and financial performance. Performance targets and



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related amounts to be paid to plan participants if the targets are achieved are determined annually by the Board of Directors. Targets have been established for fiscal 1997 based on the Company's earnings before interest, income taxes, depreciation and amortization (EBITDA). EBITDA has been used for the past three fiscal years and is expected to remain the primary performance measurement for fiscal 1998 and 1999. The use of EBITDA as the primary performance measure reinforces cash flow as the most critical factor in gauging the success of overall operations at the corporate level and recognizes the highly cyclical nature of the industry.


Process
The annual award pool is funded based on 1.6% of EBITDA. A minimum of $100 million EBITDA must be achieved for a pool to be established. The pool is distributed based on each participant's target opportunity and individual performance.


To receive an award, an individual must be actively employed by the Company in an eligible position at the time of the payout. Base salary is determined as of the last day of the fiscal year and the individual must have served in eligible positions for at least the final six months of the fiscal year. A participant in the Plan for at least the minimum six months, but less than the full year, will receive a pro-rated award for the portion of the year during which they participated.